For Immediate Release:

Acorn Energy completes acquisition of Coreworx, leading energy infrastructure software provider
Acorn extends its reach in intelligent energy infrastructure

Montchanin, DE and Kitchener, ON - August 14, 2008 Acorn Energy, Inc. (NASDAQ:ACFN) today announced the completion of its acquisition of Coreworx Inc. (formerly Software Innovation Inc.) of Kitchener, Ontario, provider of the CoreworxTM suite, the world’s leading software tool for capital project information management and collaboration. Coreworx is currently utilized to help manage the construction of hundreds of major capital projects, including offshore oil production, refineries, mining operations and power plants around the world. The acquisition is a strategic move by Acorn Energy to participate in relieving a major pinch point in the ongoing global energy infrastructure boom.

John Moore, CEO of Acorn Energy stated, “Skyrocketing energy demand has created a global energy infrastructure crisis. As energy producers drill deeper for oil, build larger mines and new, next generation power plants, bringing these facilities on-line on time and on budget is more critical than ever. They are finding their existing business process tools and their dwindling experienced workforce are inadequate to manage the increased project size and complexity and capitalize on the opportunity. Coreworx is the leading productivity tool for effectively managing the new level of construction scale and complexity associated with these new energy and other infrastructure projects.”

Moore continued, “We were impressed that Coreworx has been adopted as the corporate standard at leading energy construction companies and energy infrastructure owners like Chevron. We are excited to have CEO Ray Simonson and the Coreworx team join the Acorn family of companies. Coreworx vision and our customers’ needs combined with Acorn’s resources will transform Coreworx into a holistic tool for planning, building and managing the intelligent plant of the future.”

Ray Simonson, CEO of Coreworx Inc. said, “We are very pleased to have the opportunity to work with people who share our vision and passion for transforming the world’s energy infrastructure. With Acorn’s support, we are building on our success in the construction collaboration arena and are set to launch into the next phase of our strategy - building the intelligent plant management tool of the future.”

As of August 13, 2008, following its acquisition of Coreworx, Acorn had a cash balance in excess of $19.0 million, including $2.5 million of restricted cash.

Acorn Energy will hold a conference call on Tuesday, August 19, 2008, at 4:30 p.m. EDT to discuss corporate developments and operating results for the second quarter and to introduce investors to the management of Coreworx. Details for the conference call and simultaneous webcast and slide presentation will be announced.

About Coreworx Inc.

Coreworx Inc., provides unique solutions for Owner-Operators and EPC companies who manage capital projects. Its flagship product, CoreworxTM, is a construction collaboration system that supports the entire lifecycle of large capital projects, infusing the resulting asset with intelligence and memory. This integrated solution dramatically reduces costs and timelines of construction, and mitigates legal and financial risks. At the same time it paves the way for more automated and intelligent plant operations. The company delivers technology solutions tailored for clients in a variety of vertical markets. Founded in 1997, Coreworx has offices in Kitchener, Ontario, Calgary, Alberta and Houston, TX and services clients globally. Coreworx is currently in use on more than 400 capital projects with over 60,000 users worldwide. For more information, see www.coreworxinc.com.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a publicly traded holding company focused on two goals: improving the efficiency of the energy grid and reducing the environmental impact of the energy sector. Our operating companies leverage advanced technologies to transform the existing energy infrastructure. Acorn’s strategy is to take primarily controlling positions in companies led by great entrepreneurs and add value by supporting those companies with marketing, strategy and business development. Acorn Energy is a global company with equity interests in CoaLogix, Comverge, Coreworx, DSIT, Gridsense, Local Power and Paketeria. For more information visit www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Coreworx will be successful in transforming the Coreworx suite as planned. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

CONTACT:
BPC Financial Marketing
John Baldissera
800-368-1217